UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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THE PENNANT GROUP, INC.
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THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150
Eagle, Idaho 83616
 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 25, 2021

When	Tuesday, May 25, 2021 at 9:00 a.m. MDT	How to Vote in Advance

Where	Pennant Service Center 1675 E. Riverside Drive, Suite 150 Eagle, Idaho 83616	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Proposal 1	Election of three nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com

Proposal 2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2021. The Board of Directors recommends a vote “FOR”.	By Phone	You can vote your shares by calling 800-690-6903

Any other business which may properly come before the annual meeting or any adjournment or postponement. Following the formal meeting, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card, voting instruction form or notice of Internet availability in hand and follow the below instructions:

Who Can Vote	Only owners of record of the Company's issued and outstanding common stock as of the close of business on April 1, 2021. Each share of common stock is entitled to one vote.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2021

Pennant’s Proxy Statement for the 2021 Annual Meeting of Stockholders (the “Proxy Statement”) and 2020 Annual Report on Form 10-K (the “2020 Form 10-K”) are available at www.proxyvote.com.

Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 13, 2021.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may grant your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the notice or voting instruction form you receive from that firm to determine whether and how you will be able to provide voting instructions or submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

THE PENNANT GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
DANIEL H WALKER
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Eagle, Idaho
Dated: April 13, 2021

THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150
Eagle, Idaho 83616

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Pennant Group, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our,” or the “Company” refer to The Pennant Group, Inc. and its independent operating subsidiaries. The Pennant Group, Inc. is a holding company and each of its independent operating subsidiaries is operated by its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these independent operating subsidiaries are operated by the same entity or that The Pennant Group, Inc. operates any of the businesses conducted by its subsidiaries.

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	May 25, 2021 at 9:00 a.m. MDT	Place	Pennant Service Center 1675 E. Riverside Drive, Suite 150 Eagle, Idaho 83616

Record Date	April 1, 2021	Who Can Vote
Only owners of record of the Company’s issued and outstanding common stock as of the close of business on April 1, 2021. Each share of common stock is entitled to one vote. The Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.

Number of Shares Outstanding as of Record Date	28,719,862 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the two proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting in person, you should complete your proxy card by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by attending and voting in person, by completing your proxy card via the Internet or by telephone as described in these proxy materials, or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may provide voting instructions or submit your proxy by following the instructions detailed in the notice or voting instruction form you receive from your broker or other nominee.

Item	Proposals	Board Vote Recommendations		Page #

1	Election of 3 directors.	✓	FOR each director nominee	7

2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2021.	✓	FOR	15

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.
The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, or email. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Election of Three Directors	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

			Committee Membership
Name	Age	Director Since	Board of Directors	Audit Committee	Quality Assurance and Compliance	Nominating and Corporate Governance	Compensation
Roderic W. Lewis	65	2019	✓			Chair	✓
Scott E. Lamb	58	2019	✓	Chair		✓
Barry M. Smith	67	2021	✓		✓	✓

Approval of Independent Accounting Firm	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP

We engaged Deloitte & Touche LLP to provide audit services to us during fiscal year 2020. The Pennant Group, Inc. Audit Committee approved all audit and related fees. The following table sets forth the fees for these services as follows:

	2020	2019
Audit Fees	$655,000	$438,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,495	2,495
Total	$657,495	$440,495

Quorum Requirements
 In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Required Vote
For purposes of the election of directors, election of the Class II director nominees requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Approval of Proposal 2 will require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote at the meeting. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the Class II director nominees and FOR Proposal 2.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We will furnish proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 will be provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Note regarding the Spin-Off of The Pennant Group from The Ensign Group

On October 1, 2019, we completed a spin-off from our former parent company, The Ensign Group, Inc. (“Ensign”), which transferred all of its home health and hospice agencies and substantially all of its senior living businesses to us (the “Spin-Off”). The Spin-Off was effected through a tax-free distribution to Ensign’s stockholders of substantially all of the outstanding shares of common stock of Pennant to Ensign stockholders on a pro rata basis. Each Ensign stockholder received a distribution of one share of Pennant common stock for every two shares of Ensign's common stock, plus cash in lieu of fractional shares. As a result of the Spin-Off on October 1, 2019, Pennant began trading as an independent publicly traded company on the NASDAQ under the symbol “PNTG.”

PROPOSAL 1: ELECTION OF THREE DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS II DIRECTOR NOMINEES LISTED BELOW.
General

Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides for a classified board of directors consisting of three classes of directors, with each class serving staggered three-year terms and a nearly equal number of board members in each class, as determined by our Board of Directors (our “Board of Directors”). As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors has nominated Messrs. Roderic W. Lewis, Scott E. Lamb and Barry M. Smith as Class II directors with a term that would expire at the annual meeting of the stockholders to be held following the 2023 fiscal year. Mr. Stephen M. R. Covey and Ms. JoAnne Stringfield have been designated Class III directors, and their term expires at the annual meeting of the stockholders to be held following the 2021 fiscal year. Messrs. Daniel H Walker, Christopher R. Christensen and John G. Nackel have been designated Class I directors, and their term expires at the annual meeting of the stockholders to be held following the 2022 fiscal year.
On the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors, including its independent directors, selected and approved Messrs. Roderic W. Lewis, Scott E. Lamb and Barry M. Smith as nominees for election as Class II directors, the class being elected at the Annual Meeting, each to serve for a term of three years, expiring at the annual meeting of the stockholders to be held following the 2023 fiscal year or until his successor is duly appointed or elected and qualified or until his earlier death, resignation or removal. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee. Each of Messrs. Roderic W. Lewis, Scott E. Lamb and Barry M. Smith will qualify as an independent director.
Messrs. Roderic W. Lewis, Scott E. Lamb and Barry M. Smith currently serve as members of our Board of Directors, and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. The proxy cannot be voted for a greater number of persons than three.
Directors and Nominees

The following table and biographical information sets forth certain information about Messrs. Roderic W. Lewis, Scott E. Lamb and Barry M. Smith as well as the continuing directors. Such information is current as of April 13, 2021. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since
Daniel H Walker	43	Chairman and Chief Executive Officer	2019
Christopher R. Christensen	52	Director	2019
John G. Nackel, Ph.D	69	Director	2019
Stephen M. R. Covey	58	Director	2019
JoAnne Stringfield	62	Director	2019
Scott E. Lamb	58	Director	2019
Roderic W. Lewis	65	Director	2019
Barry M. Smith	67	Director	2021

Nominees for Election to the Board of Directors (Class II Directors)

Roderic W. Lewis previously served as the Vice President of Legal Affairs, General Counsel and Corporate Secretary of Micron Technology, Inc. (“Micron”) (NASDAQ: MU), a global leader in semiconductor memory and storage solutions, from 1996 to 2014, where he had responsibility over legal and intellectual property matters, corporate communications, investor relations, government affairs and corporate development and served on the boards of various international Micron subsidiaries. Prior to serving as an executive with Micron, Mr. Lewis helped spin-off Micron Electronics, Inc., a publicly-traded former subsidiary of Micron, and served as the Vice President of Legal Affairs from 1995 to 1996. Prior to joining Micron, Mr. Lewis was an attorney with the New York-based law firm of LeBoeuf, Lamb, Leiby and MacRae and the corporate/securities firm of Rogers, Anderson and Poelman. Mr. Lewis served as the Chairman of the Business Law Section of the Utah State Bar from 1988 until 1989 and as the Vice-Chair of the Utah Bar Corporation Act Revision Committee from 1990 until 1991. Mr. Lewis also served from 2000 to 2015 as a member of the Idaho State Board of Education, which oversees

K-12 education and whose members serve as the regents/trustees of Idaho’s colleges and universities. While there, he served in various leadership capacities, including as Chairman from 2004 to 2006 and as Vice-Chairman for two separate terms, and helped create and serve as the chair of the State Board’s Audit Committee. Mr. Lewis holds B.A. degrees in Economics and Asian Studies from Brigham Young University and a J.D. degree from Columbia University School of Law. We believe that Mr. Lewis’ extensive experience in the legal sector, broad insight into corporate governance and risk management, and valuable expertise with respect to investor relations and board matters support the conclusion that he should serve as one of our directors.

Scott E. Lamb served as the Treasurer and Chief Financial Officer of ICU Medical, Inc. (“ICU Medical”) (NASDAQ: ICUI), a publicly traded company that develops, manufactures, and sells medical technologies used in vascular therapy, oncology, and critical care applications, from February 2008 to March 2020. From 2003 to February 2008, Mr. Lamb served as ICU Medical’s Controller. From 2000 to 2003, Mr. Lamb served as Senior Director of Finance for Vitalcom, Inc. Prior to that, Mr. Lamb held various finance and accounting roles at other start-up and manufacturing companies. Mr. Lamb’s experience as the Chief Financial Officer of a public company for over a decade supports the conclusion that he should serve as one of our directors.

Barry M. Smith served as Chairman and Chief Executive Officer of Magellan Health, Inc., the nation’s largest provider of behavioral health services and a leading national provider of radiology benefit management services, specialty pharmacy and prescription benefit management services, from 2013 until 2019. He founded and served as Chairman, President and Chief Executive Officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as Chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and Chief Executive Officer of Value Rx, Inc., which was then one of the country’s largest pharmacy benefit management companies and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. Mr. Smith has served as a member of the board of directors of Ensign since 2014. We believe Mr. Smith’s extensive experience as a proven and experienced leader in numerous healthcare businesses that are closely related to our businesses and his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Class I Directors

Daniel H Walker has served as Chairman and Chief Executive Officer of the Company since its formation following the date of the Spin-Off (as defined herein) in 2019. Prior to joining Pennant, Mr. Walker served as the President and Chief Executive Officer of Cornerstone Healthcare, Inc., a subsidiary of Ensign (“Cornerstone”) since May 2010. As the leader of Cornerstone and the first participant in Ensign’s new business venture program, Mr. Walker led the acquisition and operational efforts of all home health and hospice operations at Ensign, which grew from one operation in Boise, Idaho in 2010 to 63 operations across 13 states in 2019 under his leadership. In addition to his role as President of Cornerstone, starting in 2013, Mr. Walker played key leadership and advisory roles within Ensign, including within its new business ventures group. In this role, Mr. Walker supported the development and maturation of other new business ventures, including senior living, mobile diagnostic, clinical laboratory and urgent care. In addition, between 2007 and 2010, Mr. Walker also played a critical role in Ensign’s initial public offering, as well as its skilled nursing and senior housing acquisitions, real estate strategy and financing, corporate governance and related initiatives. Prior to joining Ensign, Mr. Walker was with the law firm of Lewis and Roca, LLP in Phoenix, Arizona, where he advised public and private companies on securities issues, mergers and acquisitions, and real estate and corporate transactions. Mr. Walker is a graduate of the J. Rueben Clark Law School at Brigham Young University. We believe that Mr. Walker’s extensive knowledge of our operations and industry and his leadership skills support the conclusion that he should serve as one of our directors. Mr. Walker’s service as Chairman and Chief Executive Officer creates a critical link between management and the Board of Directors. Mr. Walker is the brother-in-law of Mr. Gochnour, who serves as our Chief Operating Officer.

Christopher R. Christensen currently serves as the Executive Chairman of Ensign. Mr. Christensen served as Ensign’s President from 1999, and its Chief Executive Officer from April 2006, in each case until May 2019. Mr. Christensen has served as a member of Ensign’s board of directors since Ensign’s formation in 1999 and has overseen Ensign and its growth since its inception. Prior to the formation of Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. In addition, Mr. Christensen served on the board of directors of CareTrust REIT from June 2014 to April 2015. We believe that Mr. Christensen’s important role in the history and management of Ensign and our company and his leadership and business skills support the conclusion that he should serve as one of our directors.

John G. Nackel, Ph.D. served as a member of the board of directors of Ensign from June 2008 through December 2019. He is currently the Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC (“Three-Sixty”) and Founder and General Partner of Wavemaker Three-Sixty Health, LP (“Wavemaker 360”) venture fund. Founded in 2007 by Dr. Nackel, Three-Sixty consults with leading health systems, payers, physicians, medical technology companies, and other providers. Founded in 2018, Wavemaker 360 invests in early-stage health care companies in the value-based payment space. Dr. Nackel is a 25-year veteran of Ernst & Young where he advised health care companies in his role as a Global Managing Director of Health Care. Dr. Nackel also served as Chief Executive Officer of Ingenix Consulting (now Optum), a division of United Healthcare. In addition, Dr. Nackel served as a director of Mercury General Corporation (NYSE: MCY) from 2016 until 2018. During his career, Dr. Nackel has also served as a board member or chairman of several privately held start-ups and emerging companies, including Visual Health Solutions, Vitalacy, HealthTask, ConnectedHealth, NetStrike, and Sertan, Inc. He earned his bachelor’s degree at Tufts University, master’s degrees in public health and industrial engineering at the University of Missouri, and a Ph.D. in industrial engineering (health systems design) at the University of Missouri. He is a fellow of the American College of Healthcare Executives and the Healthcare Information and Management Systems Society. He is a senior member of the Institute of Industrial Engineers. We believe that Dr. Nackel’s extensive experience as a consultant and an advisor to healthcare companies, his extensive board and management experience and his valuable leadership and management insights support the conclusion that he should serve as one of our directors.

Class III Directors

Stephen M. R. Covey has served as the Chief Executive Officer of CoveyLink Worldwide, LLC, since 2004, and is the co-founder of FranklinCovey’s Speed of Trust Practice, where he has taught trust and leadership in 55 countries to business, government, and nonprofit organizations. Mr. Covey is the former President and Chief Executive Officer of the Covey Leadership Center, where he grew the company to become one of the largest leadership development firms in the world. He is the former Executive Vice President of the Franklin Covey Co., where he also served as President of the Education & Training business unit. Mr. Covey is The New York Times and Wall Street Journal bestselling author of The Speed of Trust, and is co-author of the Amazon bestseller, Smart Trust. Mr. Covey received his MBA from Harvard Business School. Mr. Covey serves on the Government Leadership Advisory Council, and he has been recognized with the lifetime Achievement Award for “Top Thought Leaders in Trust” from the advocacy group, Trust Across America/Trust Around the World. We believe that Mr. Covey’s extensive expertise in leadership development and proven track record of educating and helping business leaders achieve their organizational goals supports the conclusion he should serve as one of our directors.

JoAnne Stringfield serves as the Chair of the Board of Directors for Blue Cross of Idaho, a not-for-profit mutual heath insurance company and Idaho’s largest private health insurer with over 500,000 members. Ms. Stringfield has served on the Blue Cross of Idaho board of directors since 2002. From 2008 until 2016, Ms. Stringfield was an operations executive with Marlin Equity Partners, a global investment firm. From 2001 until 2007, Ms. Stringfield was Vice President of Human Resources of Micron Technology, Inc. a global leader in memory and storage solutions. From 1996 until 2001, Ms. Stringfield served as Vice President of Administration and Corporate Secretary of Micron Electronics, Inc., a publicly traded subsidiary of Micron Technology. Ms. Stringfield joined Micron in 1984 and held various finance and administrative positions. Ms. Stringfield worked for Boise Cascade as an internal auditor prior to joining Micron. Ms. Stringfield received a Bachelor of Science degree in Accounting from the University of Idaho. We believe that Ms. Stringfield’s experience serving on the board of a mutual health insurance company and other business experience supports the conclusion that she should serve as one of our directors.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR ALL of the Class II director nominees listed above. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR ALL the Class II director nominees.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.
Affirmative Determinations Regarding Director and Nominee Independence

The NASDAQ Stock Market Rules require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by our Board of Directors. After review of all of the relevant transactions or relationships between each director (and his or her family members) and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that each of Dr. John G. Nackel, Ms. JoAnne Stringfield, and Messrs. Scott E. Lamb, Roderic W. Lewis, Stephen M. R. Covey, and Barry M. Smith satisfy the requirements to serve as an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. In this Proxy Statement, the aforementioned directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” The Independent Directors intend to meet at least annually in executive sessions at which only Independent Directors will be present.

Each member of our Board of Directors serving on our Audit, Compensation and Nominating and Corporate Governance Committees is “independent” within the meaning of the applicable NASDAQ Stock Market Rules and, as applicable, the Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that having the Company’s current Chief Executive Officer serve as Chairman is the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry and serves to foster greater communication between the Company’s management and the Board of Directors.

Board of Directors Role in Risk Oversight

Board's Role in Risk Oversight	Our Board of Directors actively oversees the Company’s risk and enterprise-wide risk management process in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders.
Our Board of Directors focuses on effective risk oversight to set the Company’s tone and culture with respect to effective risk management by developing and establishing a mutual understanding with management of the Company's risk philosophy and overall appetite for risk.
Our Board of Directors is actively involved with management assessment of existing risk management processes and how management identifies, assesses and manages the Company’s most significant risk exposures. Our Board of Directors expects frequent updates from management about the Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.
Our Board of Directors is actively engaged in managing talent and long-term succession planning for executives.

Our Board of Directors relies on each of its four sub-committees (collectively, the “Board Committees”) to help oversee the risk management responsibilities relating to the functions performed by such Board Committees. Our Audit Committee periodically discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our Compensation Committee helps the Board of Directors identify the Company’s exposure to any risks potentially created by our compensation programs and practices. Our Nominating and Corporate Governance and Quality Assurance and Compliance Committees supports the Company’s quality assurance programs, oversee risks relating to the Company’s policies and assist the Board of Directors and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these Board Committees is required to make regular reports of its actions and any recommendations to the Board of Directors, including recommendations to assist the Board of Directors with its overall risk oversight function.

Engaging with Our Stockholders
Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our stockholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.

We encourage you to visit the Corporate Governance area of the “Investor Relations” section of our website (https://investor.pennantgroup.com/corporate-governance/governance-overview) where you will find detailed information about our corporate governance practices and policies, including our Nominating and Corporate Governance Committee Charter.

Attendance at Meetings

During the year ended December 31, 2020, our Board of Directors met five times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our Board Committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors also acted by way of unanimous written consent once during the year ended December 31, 2020. In addition, the Board of Directors met once without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. We anticipate that at least a majority of our Board of Directors will attend the Annual Meeting.

Committees of the Board of Directors and Related Matters

During fiscal year 2020, our Board of Directors had four standing Board Committees: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Quality Assurance and Compliance Committee. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, makes Board Committee and committee chair assignments annually at its meeting immediately following the annual meeting of stockholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board of Directors. Each of the Board Committees operate pursuant to written charters, copies of which are available on our website at https://investor.pennantgroup.com/corporate-governance/governance-overview.

The current composition of each Board Committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Quality Assurance and Compliance Committee
Daniel H Walker«				✓
Christopher R. Christensen				✓
John G. Nackel, Ph.D	C	✓		✓
Stephen M. R. Covey	✓		✓
JoAnne Stringfield		✓		C
Scott E. Lamb		C	✓
Roderic W. Lewis	✓		C
Barry M. Smith			✓	✓

✓	Member
C	Chairperson
«	Chairman of the Board
Audit Committee

Our Audit Committee currently consists of Mr. Scott E. Lamb, Ms. JoAnne Stringfield and Dr. John G. Nackel. Mr. Scott E. Lamb serves as Chairperson of the Audit Committee. All members of the Audit Committee meet the independence requirements set forth by the SEC, the NASDAQ Stock Market listing standards and the Audit Committee charter. Our Audit Committee held five meetings in 2020. The Audit Committee met four times in executive session without management present and each time the Chairperson of the Audit Committee chaired such executive session. Each member of our Audit Committee is “financially literate” as required by, and in accordance with, the NASDAQ listing requirements. Our Board of Directors has determined that Mr. Scott E. Lamb qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to Mr. Scott E. Lamb’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Scott E. Lamb any duties, obligations or liability that are greater than those generally imposed as a member of our Audit Committee and our Board of Directors, and such designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board of Directors. The primary functions of the Audit Committee include, among other things:

•overseeing our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;
•overseeing the functioning of our internal controls;
•maintaining the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•approving of our transactions with related persons pursuant to the Related Person Transaction Policy (as defined herein);
•pre-approving audit and permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;
•engaging, replacing and compensating our independent auditors and overseeing our independent auditors’ qualifications, independence and performance of the annual independent audit of our financial statements;
•overseeing legal compliance programs and addressing any legal or regulatory matters that may have a material impact on our financial statements; and
•overseeing, updating and implementing the portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

In fulfilling its responsibilities, the Audit Committee also sets the “tone at the top” and emphasizes the importance of an environment that supports integrity in the financial reporting process, oversees processes for monitoring auditor independence, oversees implementation of new accounting standards and reviews and understands non-GAAP measures, and related company policies and disclosure controls. The responsibilities of our Audit Committee will be more fully described in our Audit Committee Charter, which is available on our website at https://investor.pennantgroup.com/corporate-governance/governance-overview. Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with and have unrestricted access to the Audit Committee.

Compensation Committee

Our Compensation Committee currently consists of Dr. John G. Nackel and Messrs. Roderic W. Lewis and Stephen M. R. Covey. Dr. John G. Nackel serves as Chairperson of the Compensation Committee. All members of the Compensation Committee meet the independence requirements set forth by the NASDAQ Stock Market listing standards and the Compensation Committee charter. Each member of the Compensation Committee is a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended). Our Compensation Committee held six meetings in 2020. The Compensation Committee met four times in executive session without management present and each time the Chairperson of the Compensation Committee chaired such executive session. The primary functions of the Compensation Committee include, among other things:

•developing and reviewing policies relating to compensation and benefits;
•determining or recommending to our Board of Directors the cash and non-cash compensation of our executive officers;
•evaluating the performance of our executive officers; and
•administering or making recommendations to our Board of Directors with respect to the administration of our equity-based and other incentive compensation plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Roderic W. Lewis, Scott E. Lamb, Stephen M. R. Covey and Barry M. Smith. Mr. Roderic W. Lewis serves as the Chairperson of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the independence requirements set forth in the NASDAQ listing requirements and the Nominating and Corporate Governance Committee charter. Our Nominating and Corporate Governance Committee held four meetings in 2020. The primary responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•assisting the Board of Directors in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board of Directors are expected to possess;

•management succession planning;
•selecting, or recommending that our Board of Directors selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of stockholders;
•identifying and evaluating individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors and our Nominating and Corporate Governance Committee; and
•developing, recommending to our Board of Directors, and assessing our corporate governance policies.

Quality Assurance and Compliance Committee

Our Quality Assurance and Compliance Committee currently consists of Messrs. Christopher R. Christensen, Daniel H Walker, and Barry M. Smith, Ms. JoAnne Stringfield and Dr. John G. Nackel. Ms. JoAnne Stringfield serves as the Chairperson of the Quality Assurance and Compliance Committee. Our Quality Assurance and Compliance Committee held four meetings in 2020. The primary responsibilities of the Quality Assurance and Compliance Committee include, among other things:

•overseeing the promulgation, and the updating from time to time as appropriate, of a written corporate compliance program that includes written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility;
•designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;
•ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;
•establishing lines of communication for escalating compliance and quality control issues to our Quality Assurance and Compliance Committee and our Board of Directors;
•establishing a system for internal monitoring and auditing of compliance and quality control issues; and
•causing our officers to respond, as appropriate, to compliance and quality control issues and to take effective corrective action.

The Company's Director Nomination Process

As indicated above, our Nominating and Corporate Governance Committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our Nominating and Corporate Governance Committee charter, which is available at our website at https://investor.pennantgroup.com/corporate-governance/governance-overview, these criteria include the candidate’s personal and professional integrity, the candidate’s financial literacy or other professional or business experience relevant to an understanding of the Company and its business, the candidate’s demonstrated ability to think and act independently and with sound judgment, and the candidate’s ability to be effective, in conjunction with other members or nominees of the Board of Directors in collectively serving the long-term interests of the Company and its stockholders. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document. Our Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our Nominating and Corporate Governance Committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our Nominating and Corporate Governance Committee charter requires that the committee consider each candidate’s qualities, skills, background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the healthcare and skilled nursing industries. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the Nominating and Corporate Governance Committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The Nominating and Corporate Governance Committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, c/o Secretary of the Company, Derek J. Bunker, The Pennant Group, Inc., 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information required by the Nominating and Corporate Governance Committee charter. All such recommendations will be brought to the attention of the Nominating and

Corporate Governance Committee, and the Nominating and Corporate Governance Committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which public disclosure of the date of the meeting was made by the Company, whichever occurs first. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 3.02 of our Bylaws. Notwithstanding the foregoing, in order to include information with respect to a stockholder nomination in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must comply with the requirements of the Exchange Act, and the regulations promulgated thereunder. The presiding officer of an annual meeting of stockholders shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Director Compensation

The information contained in “Executive Compensation—Director Compensation” is incorporated herein by reference.

Communications with Directors

Stockholders who would like to send communications to our Board of Directors, any Board Committee or to any individual director may do so by submitting such communications to Derek J. Bunker, c/o The Pennant Group, Inc., 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Bunker will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Bunker to ensure appropriate and careful review of the matter.

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investor.pennantgroup.com/corporate-governance/governance-overview.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2021. Deloitte has served as our auditor since the Spin-Off .The affirmative vote of a majority of the outstanding common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the appointment of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We engaged Deloitte & Touche LLP to provide audit services to us during fiscal year 2020. The following table sets forth the fees for services rendered by Deloitte for the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees(1)	$655,000	$438,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,495	2,495
Total	$657,495	$440,495

(1)	Audit Fees consisted of fees incurred for the audited financial statements included in our Annual Report on Form 10-K, and for the review of our financial statements included in our Quarterly Reports on Form 10-Q.
(2)	This amount represent subscription fees paid to Deloitte for use of an accounting research tool during the years ended December 31, 2020 and 2019.

 Pre-Approval Policies

Our Audit Committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during 2020. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Audit Pre-Approval Policy”). The Audit Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the Audit Committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the Audit Committee is required. Specific pre-approval of services is considered at the regular meetings of the Audit Committee. The Audit Pre-Approval Policy delegates authority to the Chairman of the Audit Committee to grant specific pre-approval between regularly scheduled Audit Committee meetings for audit and audit related services not to exceed $50,000 and all other services not to exceed $25,000. The Audit Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the Audit Committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the PCAOB) and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

AUDIT COMMITTEE REPORT

Our Audit Committee has reviewed and discussed with our management our audited consolidated financial statements and the establishment and maintenance of internal controls over financial reporting and has discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Accounting Oversight Board and the SEC.

Our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Our Audit Committee has also considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors’ independence.

Based on its review, our Audit Committee recommended to our Board of Directors that the audited financial statements for the Company’s year ended December 31, 2020 be included in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed on February 24, 2021.

Submitted by:

Scott E. Lamb (Chair)
John G. Nackel
JoAnne Stringfield
Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012. As an emerging growth company, we are providing compensation information pursuant to the reduced disclosure obligations applicable to emerging growth companies, and are relying on exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of the executive officers that participate in our executive officer compensation plan.
 Compensation Policy and Objectives
We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, based upon the value each executive officer provides to our company, and designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be directly related to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board of Directors and compensation committee that the total compensation program for executive officers should consist of the following:

•Base salary;

•Annual and other short-term cash bonuses;

•Long-term incentive compensation; and

•Certain other benefits.
The compensation committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our Named Executive Officers to take unnecessary risks in managing their respective functions. As discussed above, a substantial portion of our Named Executive Officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive's annual incentive compensation award, such as positive survey results, clinical quality standards, positive patient feedback and feedback from other employees regarding such executives' performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the compensation committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.
The compensation committee’s charter enables the compensation committee to retain or obtain the advice of a compensation consultant, legal counsel, or other adviser (a “Compensation Adviser”). The compensation committee is directly responsible for the appointment, compensation, and oversight of any such Compensation Adviser. In establishing our executive compensation packages, the compensation committee has historically reviewed compensation packages of executives of companies in the healthcare services industry based on publicly available information.
The compensation committee may select, or receive advice from, a Compensation Adviser only after taking into consideration the following factors: (i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser; (ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser; (iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the compensation committee; (v) any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and (vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.
Principal Economic Elements of Executive Compensation
Base Salary. We believe it is important to pay our executives' salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We believe that the base salaries and the total compensation of our executives are on the lower end of base salaries and median total compensation of executives with similar positions at comparable companies. Each of our executive's base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The compensation committee considered each of these factors in determining the compensation each executive would be paid in 2020. We may elect to change this practice in future years. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors and others recommended by a compensation consultant, if any. Our compensation committee makes decisions regarding base salary at the time the executive is hired, and makes decisions regarding any changes to base salary on an annual basis.

Annual Cash Bonuses. We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance under the criteria set forth in our executive compensation plan. Historically, in the first quarter of each year, our compensation committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. The committee also has the discretion to allocate the bonus pool among the individual executives prior to the end of the year and any such early allocation will remain subject to further adjustments upon the final determination of the bonus pool calculations during the first quarter of each year. This formula is based upon adjusted annual income. The bonus pool is also adjusted to include certain clinical and governance performance that can increase or decrease the bonus pool based on the achievement of a pre-established target.

Our compensation committee established the following formula for the 2020 bonus pool:

Adjusted Annual Income (“AAI”) in 2020	Bonus Pool

For AAI up to $12.4 million	$—
For AAI greater than $12.4 million, but less than $12.9 million	AAI between $12.4 million and $12.9 million * 5.0%
For AAI greater than $12.9 million, but less than $13.4 million	$0.025 million + (amount of AAI between $12.9 million and $13.4 million * 7.5%)
For AAI greater than $13.4 million, but less than $14.4 million	$0.038 million + (amount of AAI between $13.4 million and $14.4 million * 10.0%)
For AAI greater than $14.4 million, but less than $16.4 million	$0.100 million + (amount of AAI between $14.4 million and $16.4 million * 12.5%)
For AAI greater than $16.4 million, but less than $20.4 million	$0.250 million + (amount of AAI between $16.4 million and $20.4 million * 15.0%)
For AAI greater than $20.4 million	$0.600 million + (amount of AAI over $20.4 million * 20.0%)

Based on the performance, the formula above is adjusted for the following: 1) if performance declines by 10% or less from prior year levels, then the lowest target boundary will increase by 10%; 2) if performance declines by more than 10% from prior year levels, then the lowest target boundary will increase by 20%; and 3) if performance declines by 20% or more, then no incentive will be awarded under the plan.

Historically, in the first quarter of the subsequent year, our compensation committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the compensation committee's perceptions of each participating executive's contribution to our financial, clinical and governance performance during the preceding year, and value to the organization going forward. The financial measure that our compensation committee considers is our adjusted annual income before provision for income taxes. The clinical measures that our compensation committee considers include our success in achieving positive survey results, hospice composite measure trends, reduced hospitalization, discharge to community rates, and Centers for Medicare and Medicaid Services's five-star home health rating. The governance measure that our compensation committee considers includes succession planning, culture of the organization, strategic organizational development and development of leadership team throughout the organization. Our compensation committee also reviews and considers feedback from other employees regarding the executive's performance. Our compensation committee exercises discretion in the allocation of the bonus pool among the individual executives. Based on the adjusted predetermined formula, the bonus pool for 2020 was $1.6 million. Cash incentive performance bonuses for 2020 were allocated to the executive officers who participated in the executive incentive program as follows: Daniel Walker, $750,000, John Gochnour, $430,000, Jennifer Freeman, $200,000, and Derek Bunker, $225,000. Beginning in 2019, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation, such that if the total executive pool is greater than the then-applicable stated amount, for every dollar greater than the stated amount, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards. As the bonus pool was not greater than the stated amount (which was $5.0 million for 2020), the total executive incentive was paid in cash.
Each year, our compensation committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. The compensation committee may increase the amount of adjusted annual income that must be achieved in order to create the same bonus pool as the preceding year in order to increase the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the compensation committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward. The 2020 financial performance goals and bonus pool formula have been established by the compensation committee consistent with historical practices. The 2020 plan included specific governance performance goals, which include succession planning, establishing a board/management strategy team, the response to the coronavirus pandemic and developing the Company’s strategic direction. In addition, the compensation committee can “clawback” certain performance-based compensation paid to our executives under our executive incentive plan in certain circumstances where there has been a restatement of the Company's financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.
Long-Term Incentive Compensation. We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards. We have adopted an equity incentive plan that permits the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options and, less frequently, restricted stock under this plan.

In order to preserve the link between the interests of executives and other key personnel and those of stockholders, we generally grant stock options to those executives and others who have performed at a high level and have demonstrated qualities of an ownership culture. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock based awards. The individuals receiving these awards will be required to hold them for one year from the end of the calendar year for which they are earned.

Except with respect to grants to our directors and other stock grants issued pursuant to the executive incentive plan, the stock options and restricted stock awards that we grant generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. If a recipient’s employment with us terminates, then the stock options and restricted stock that remain unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Until vested, the stock options and restricted stock may not be transferred, and vested options and shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant dates of our stock options and restricted stock awards are generally the date our Board of Directors or compensation committee meets to approve such stock option grants or restricted stock awards. Our Board of Directors or compensation committee historically has approved stock-based awards at regularly scheduled meetings. Our Board of Directors and compensation committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement or position change grant; regardless of whether or not our Board of Directors or compensation committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested.

Mr. Daniel Walker historically has made recommendations to our compensation committee and Board of Directors regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock-based awards or the timing of our stock-based awards, we have historically granted stock options or restricted stock to high-performing employees (i) in recognition of their individual achievements and contributions to our company, and (ii) in anticipation of their future service and achievements. We may in the future introduce a more formal plan.

Other Compensation. Our executives are eligible to receive the same benefits that are available to all employees, including the premiums paid to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. Our executives also receive allowances for automobiles and third-party tax services.

Non-Qualified Deferred Compensation. In 2022, the Company anticipates implementing a non-qualified deferred compensation plan (the “DCP”) for executives and other highly compensated employees of the Company. The DCP allows participants to defer a portion of their base salary and a portion of their eligible bonuses. Additionally, the plan allows for such deferrals to be deposited into a rabbi trust, and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature.

Hedging Transactions

Forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company prohibits all directors, officers or employees that hold the Company's shares from engaging in such transactions, unless such transaction is approved in advance by the General Counsel and Board of Directors of the Company.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of April 13, 2021, other than Daniel H Walker (whose biographical information is shown under “Proposal 1: Election of Three Directors”). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Brent J. Guerisoli	40	President
Jennifer L. Freeman	52	Chief Financial Officer
John J. Gochnour	38	Chief Operating Officer
Derek J. Bunker	33	Chief Investment Officer, Executive Vice President & Secretary

Brent J. Guerisoli was appointed President of the Company effective January 2021. Prior to this role, Mr. Guerisoli served as President of Cornerstone Healthcare, Pennant’s home health and hospice portfolio company, helping lead the segment as it grew from 54 to 76 agencies and improved clinically and financially. Since joining the organization in 2012, Mr. Guerisoli has made significant contributions to the financial, clinical and cultural achievements of Cornerstone, and has played a key role in the organization’s overall leadership recruiting and training. Throughout his tenure at Pennant, Mr. Guerisoli has helped develop dozens of leaders and directed the organization’s growth efforts across several states. Mr. Guerisoli received his Master of Business Administration from the Walter A. Haas School of Business at the University of California, Berkeley, and prior to joining Pennant, Mr. Guerisoli completed the executive training program and later served as a business manager at AT&T.

Jennifer L. Freeman is the Chief Financial Officer of the Company, and brings to the position more than 15 years of experience in the healthcare industry and more than 25 years of experience leading financial teams and departments. From 2017 until she joined Pennant, Ms. Freeman was Chief Financial Officer of Northpoint Recovery Holdings, LLC, a regional provider of drug and alcohol addiction treatment services, overseeing all accounting, finance, payor contracting, compliance and revenue cycle management functions. From 2014 to 2017, Ms. Freeman was the Vice President of Finance of MCG Health, LLC, part of the Hearst Health Network, a developer of evidence-based healthcare guidelines and related tools. Prior to 2014, Ms. Freeman held various leadership roles within the healthcare industry, including as the Chief Financial Officer of Molina Healthcare of Washington, a large regional payor in the Pacific Northwest, the Vice President of Finance of Coordinated Care Corporation, a subsidiary of Centene Corporation, and the Chief Financial Officer of Qualis Health, a healthcare consulting organization that assists providers and payors in improved care delivery and patient outcomes. A Certified Public Accountant, Ms. Freeman began her career with PricewaterhouseCoopers in 1990 and has extensive public accounting experience. Ms. Freeman received her B.A. degree from the University of Texas and her Masters of Business Administration from the University of Washington.

John J. Gochnour was appointed Chief Operating Officer of The Pennant Group, Inc. upon its formation. Prior to joining Pennant, Mr. Gochnour served as Executive Vice President and General Counsel of Cornerstone since January 2013. Mr. Gochnour played a critical role in the acquisition and integration efforts of Cornerstone and Ensign’s other new business ventures, by sourcing, negotiating and helping to integrate acquisitions across 12 states and multiple industries. Mr. Gochnour also led the recruiting and development of Cornerstone’s professional resource team and founded the Cornerstone Service Center, which provides consulting and management services in the areas of finance, legal, human resources, and information technology to operations across the Cornerstone platform. Prior to joining Cornerstone, Mr. Gochnour was an attorney at the law firm Paul Hastings LLP in Costa Mesa, California, where he litigated complex civil disputes and advised clients related to risk management, general liability, and employment issues. Mr. Gochnour received his law degree from the Duke University School of Law. Mr. Gochnour is the brother-in-law of Mr. Walker, who serves as our Chairman of the Board of Directors, Chief Executive Officer and President.

Derek J. Bunker was appointed Chief Investment Officer, Executive Vice President and Secretary of The Pennant Group, Inc. upon its formation. Mr. Bunker is responsible for overseeing strategic growth, investments, real estate matters, investor relations and various public company matters, as well as assisting the Board of Directors in corporate governance matters in his role as corporate secretary. Prior to joining Pennant, Mr. Bunker served as Vice President, Acquisitions and Business Legal Affairs of Ensign Services, Inc. since 2015, playing a critical role in Ensign’s skilled nursing and senior housing acquisitions, real estate strategy and financing, corporate governance and related initiatives. Prior to joining Ensign, Mr. Bunker received his law degree from the University of Virginia and worked as an attorney at Latham & Watkins LLP, focusing on various corporate governance, finance, securities and transactional matters.

EXECUTIVE COMPENSATION

Named Executive Officers

Our “named executive officers” for our fiscal year 2020, who consist of our principal executive officer and the two other most highly compensated executive officers, are:

•Daniel H Walker, Chairman and Chief Executive Officer
•John G. Gochnour, Chief Operating Officer
•Jennifer L. Freeman, Chief Financial Officer

Introduction

Prior to October 1, 2019, the Company was a wholly owned subsidiary of Ensign, our former parent company. On October 1, 2019, we completed a spin-off from Ensign, which transferred all of its home health and hospice agencies and substantially all of its senior living businesses to us (the “Spin-Off”). The Spin-Off was effected through the distribution of substantially all of the outstanding shares of common stock of Pennant to Ensign stockholders on a pro rata basis. Effective at the time of the Spin-Off, our named executive officers who previously held management positions at Ensign or its subsidiaries resigned from such positions and have since been solely employed by the Company. After the Spin-Off, the Company began trading on the NASDAQ Global Select Market under the symbol “PNTG” as an independent publically-held company. Prior to the Spin-Off, the cash compensation of our named executive officers was determined by Ensign’s executive management or its board of directors and the equity compensation of our named executive officers was determined by Ensign’s compensation committee at the recommendation of Ensign’s executive management. Accordingly, the compensation paid to our named executive officers for fiscal year 2019 is not necessarily indicative of how we will compensate our named executive officers in future years.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2019 and 2020, or such shorter period as indicated in the footnotes below, earned by, awarded to or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)(3)
Daniel H Walker	2020	329,469	750,000			2,725	1,082,194
Chief Executive Officer	2019	81,250	197,328		17,999,986		18,278,564

John J. Gochnour	2020	258,506	470,450	443,922		10,800	1,183,678
Chief Operating Officer	2019	63,750	110,000	434,925		3,000	611,675

Jennifer L. Freeman	2020	253,438	200,000	735,561	275,600	7,200	1,471,799
Chief Financial Officer	2019	52,083	42,857	115,651		1,500	212,091

(1)
The annual amounts shown are the amounts of total compensation cost which will be recognized over the five year vesting period related to options to purchase common stock which were granted during the year ended December 31, 2020, as a result of the adoption of ASC 718. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 12, Options and Awards, in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)	Mr. Walker’s 2019 stock award consists of 1,192,842 restricted stock units in connection with the Spin-Off that will fully vest on the third anniversary of the grant. The restricted stock units were granted on October 1, 2019 with a fair value at the grant date of $15.09 per share. Mr. Walker was provided this one-time grant by the Board of Directors in recognition of his role as a founder of Cornerstone Healthcare, Inc., our home health and hospice subsidiary, which prior to the Spin-Off was a subsidiary of Ensign.
(3)	2019 total reflects compensation for the period after the Spin-Off earned from October 1, 2019, through December 31, 2019.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2020. The market value of the shares in the following table is the fair value of such shares at December 31, 2020.

Name		Option awards					Stock awards
	Grant Date	Number of Securities underlying unexercised options exercisable (#)(1)	Number of securities underlying unexercised options unexercisable (#)(1)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(2)
Daniel H Walker	10/1/19	—	—	—	—	—	1,192,842	69,256,407
	7/30/15	16,973	—	—	8.03	7/30/25	—	—
	5/29/14	6,914	—	—	4.09	5/29/24	—	—
	2/7/14	6,915	—	—	3.36	2/7/24	—	—
John J. Gochnour	10/28/20	—	15,000	—	38.88	10/28/30	—	—
	8/15/20	—	6,000	—	37.98	8/15/30	—	—
	5/27/20	—	15,000	—	27.56	5/27/30	—	—
	10/1/19	15,400	61,600	—	15.09	10/1/29	—	—
	5/31/18	7,141	10,712	—	6.16	5/31/28	—	—
	5/25/17	5,356	3,570	—	4.54	5/25/27	—	—
	10/26/16	10,058	2,514	—	6.10	10/26/26	160	9,290
	5/26/16	7,141	1,785	—	3.84	5/26/26	—	—
	5/27/15	6,286	—	—	7.42	5/27/25	—	—
	8/5/14	15,715	—	—	5.31	8/5/24	—	—
	2/7/14	34,568	—	—	3.36	2/7/24	—	—
Jennifer L. Freeman	10/28/20	—	20,000	—	38.88	10/28/30	—	—
	8/15/20	—	4,000	—	37.98	8/15/30	—	—
	5/27/20	—	40,000	—	27.56	5/27/30	10,000	580,600
	10/28/19	1,400	5,600	—	18.09	10/28/29	—	—
	10/1/19	2,400	9,600	—	15.09	10/1/29	—	—

(1)	Options granted to employees of the subsidiaries of Pennant generally vest over five years at 20% per year on the anniversary of the grant date. Options expire ten years after the date of grant.
(2)	The market value of these shares at December 31, 2020 was $58.06 per share.

Employment Agreements

Our named executive officers do not have employment agreements.

Non-Competition and Non-Solicitation

Mr. John J. Gochnour and Ms. Jennifer L. Freeman are not party to any agreements with non-competition, non-solicitation or other similar restrictive covenants. Mr. Daniel H Walker is party to that certain RSU Agreement, by and between the Company and Mr. Walker, dated as of October 1, 2019 (the “RSU Agreement”), the form of which agreement was previously filed with the SEC. The RSU Agreement contains standard non-solicitation and non-competition clauses, which restrict such activity during Mr. Walker’s employment with the Company and for 18 months thereafter.

Director Compensation

We provide cash and stock compensation to directors for their services as directors or members of Board Committees. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and Board Committees.

In fiscal year 2020, each of our non-employee directors received an annual retainer of $25,000. In addition, each member of the Board Committees received the following annual retainers:

Committees	Chair Retainer	Member Retainer
Audit	$24,000	$12,000
Quality Assurance and Compliance	24,000	12,000
Nominating and Corporate Governance	12,000	7,500
Compensation	18,000	10,000

We do not compensate our non-employee directors other than for their service on our Board of Directors or the Board Committees. Historically, we have compensated our non-employee Board members based upon what we considered to be fair compensation. Compensation for Board of Directors and Board Committee service is now partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the skilled nursing industry. To establish compensation of the Board of Directors, we have reviewed the published director compensation information of other healthcare services companies, including The Ensign Group, Inc., National Healthcare Corporation, Encompass Health Corp., Amedisys, Inc., Brookdale Senior Living Inc., LTC Properties, Inc. and Genesis Healthcare, Inc. Based on this review process, our Compensation Committee set the amount of annual retainers for non-employee directors and retainers to the chairpersons of each Board Committee at levels that the Compensation Committee believes are comparable to the median cash compensation paid to directors of the foregoing peer group companies.

Our 2019 Omnibus Incentive Plan contains an automatic stock grant program for our directors. Each non-employee director receives an automatic grant of 750 shares of restricted stock on the 15th day of the month following each quarter end, which shares vest over a three-year period beginning with the first anniversary of the grant date (the “Automatic Stock Grant Program”). Directors elected to fill less than a three-year term will receive a pro rata stock award.

Unvested restricted stock grants will become fully vested on the date each non-employee director ceases serving on the Board of Directors unless such director is removed for cause. Pursuant to the Automatic Stock Grant Program, Board members receiving stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her. Our Board of Directors and Compensation Committee considered the total compensation paid to directors of the foregoing peer group companies in deciding to grant these automatic stock awards. However, our Board of Directors and Compensation Committee determined the amount of stock awards based on what they considered to be an appropriate incentive for board service to the Company, and they did not attempt to base this number on the amount awarded to directors of the other companies named above. Our Board of Directors has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the Board of Directors.

None of our directors or director nominees has any agreement or arrangement with any third party that relates to compensation or other payment in connection with that person’s candidacy or service as a director of our company.

The following table sets forth a summary of the compensation earned by our non-employee directors in 2020. Our Chief Executive Officer, who currently serves as Chairman, does not receive any additional compensation for such service.

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	Total ($)
Christopher R. Christensen	36,075	79,185	115,260
John G. Nackel, Ph.D	65,235	79,185	144,420
Stephen M. R. Covey	41,438	79,185	120,623
JoAnne Stringfield	59,475	79,185	138,660
Scott E. Lamb	55,087	79,185	134,272
Roderic W. Lewis	45,825	79,185	125,010

(1)
During the second quarter of fiscal year 2020, the Board of Directors voluntarily reduced their compensation as part of the Company’s cost control efforts related to the COVID-19 health pandemic. Fees paid the Board of Directors returned to their normal levels in the third quarter of fiscal year 2020 as the Company’s operations stabilized.

(2)	This column reflects the total dollar amount recognized for financial statement reporting purposes with respect to the fair value of the restricted stock awards granted to each of the Directors in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. Mr. Christopher R. Christensen, Dr. John G. Nackel, Mr. Stephen M. R. Covey, Ms. JoAnne Stringfield, Mr. Scott E. Lamb and Mr. Roderic W. Lewis each received grants of 750 shares of restricted stock in the first month of each quarter. Compensation expense for stock awards granted to Board of Directors were recognized in full on the date these awards were granted.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2020 has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers on our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 31, 2021 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 31, 2021 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 28,719,862 shares of common stock outstanding as of March 31, 2021. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Class

Named Executive Officers And Directors:
Daniel H Walker(2)	1,762,537	6.1%
John J. Gochnour(3)	144,556	*
Jennifer L. Freeman(4)	28,941	*
Derek J. Bunker(5)	73,507	*
Brent J. Guerisoli(6)	83,535	*
Christopher R. Christensen(7)	705,373	2.5%
John G. Nackel(8)	109,882	*
Stephen M. R. Covey(9)	6,167	*
JoAnne Stringfield(10)	5,977	*
Scott E. Lamb(11)	17,552	*
Roderic W. Lewis(9)	6,167	*
Barry M. Smith(12)	3,949	*
All Executives Officers and Directors as a Group (12 persons)	2,948,143	10.3%

Five Percent Stockholders:
T. Rowe Price Associates, Inc.(13)	4,262,349	14.8%
BlackRock, Inc.(14)	3,871,283	13.5%
Wasatch Advisors, Inc.(15)	3,526,186	12.3%
The Vanguard Group(16)	2,824,876	9.8%

*	Means less than 1%.
(1)	The addresses of all of the officers and directors listed are in the care of The Pennant Group, Inc., 1675 E. Riverside Drive, Suite 150, Eagle, ID 83616
(2)
Represents 551,584 shares of common stock held by Amoeba Investments, LLC, of which Mr. Walker is the sole member, and 1,193,691 shares of common stock held by Mr. Walker, of which 1,192,842 are restricted stock units granted in connection with the Spin-Off on October 1, 2019 that will fully vest on the third anniversary of the grant. Mr. Walker also owns stock options to purchase 30,802 shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2021. The shares of common stock held by Amoeba Investments, LLC were converted to Pennant shares in connection with the Spin-Off. For additional discussion about the treatment of equity awards during the Spin-Off, see "Compensatory Arrangements for Certain Executive Officers" in the information statement filed with the SEC as an exhibit to our registration statement on Form 10.

(3)	Represents 32,750 shares of common stock and options to purchase 111,806 shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2021.
(4)	Represents 17,141 shares of common stock and options to purchase 11,800 shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2021.
(5)	Represents 31,962 shares of common stock and options to purchase 41,545 shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2021.
(6)	Represents 34,013 shares of common stock and options to purchase 49,522 shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2021.

(7)	Represents 551,133 shares of common stock held by Hobble Creek Investments, LLC, of which Mr. Christensen is the sole member, and 150,823 shares of common stock held by Mr. Christensen directly. Included in the number of shares beneficially owned there are 2,171 shares held by Mr. Christensen's spouse, and 2,000 shares held by Mr. Christensen's former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen’s former spouse holds voting and investment power over the shares held for their children.
(8)
Includes 2,700 shares held by the Nackel Family Trust dated June 30, 1997, and 46,902 shares of common stock held by Dr. Nackel directly. Dr. Nackel and his spouse share voting and investment power over the trust. Also includes options to purchase 60,280 shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2021.

(9)	Represents 4,500 shares of common stock and options to purchase 1,667 shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2021.
(10)	Represents 4,310 shares of common stock and options to purchase 1,667 shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2021.
(11)	Represents 15,885 shares of common stock and options to purchase 1,667 shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2021.
(12)	Represents shares of common stock owned directly.
(13)	Information regarding T. Rowe Price Associates, Inc. (“T. Rowe”) is based solely on a Schedule 13G filed with the SEC on February 16, 2021 by T. Rowe. T. Rowe reported that it has sole voting power with respect to 1,066,679 shares of common stock and sole dispositive power with respect to 4,262,349 shares of common stock. The address of the principal business office of T.Rowe is 100 E. Pratt Street, Baltimore, MD 21202.
(14)	Information regarding Blackrock Inc. (“Blackrock”)is based solely on a Schedule 13G/A filed with the SEC on January 16, 2021 by Blackrock. Blackrock reported that it has sole voting power with respect to 3,830,752 shares of common stock and sole dispositive power with respect to 3,871,283 shares of common stock. The address of the principal business office of Blackrock is 40 East 52nd Street, New York, NY 10022.
(15)	Information regarding Wasatch Advisors, Inc. (“Wasatch”) is based solely on a Schedule 13G/A filed with the SEC on February, 11 2021 by Wasatch. Wasatch reported that it has sole voting power and sole dispositive power with respect to 3,526,186 shares of common stock. The address of the principal business office of Wasatch is 505 Wakara Way, Salt Lake City, UT 84108.
(16)	Information regarding The Vanguard Group, Inc. (”Vanguard”)is based solely on a Schedule 13G/A filed with the SEC on February 10, 2021 by Vanguard. Vanguard reported that it has shared voting power with respect to 59,786 shares of common stock, sole dispositive power with respect to 2,743,618 shares of common stock and shared dispositive power with respect to 81,258 shares of common stock. The address of the principal business office of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

STOCK PERFORMANCE GRAPH

The following Stock Performance Graph and related information shall not be deemed “soliciting material” or “filed” with the SEC, nor should such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act except to the extent that we specifically incorporate it by reference in such filing.

The graph below compares the cumulative total stockholder return on our common stock, $0.001 par value per share, during the period from the date of the Spin-Off on October 1, 2019, through December 31, 2020, with the cumulative total return on the NASDAQ composite index and an industry peer group over the same period (assuming the investment of $100 in our common stock, the NASDAQ composite index and the industry peer group on October 1, 2019 and the reinvestment of dividends). The peer group we selected is comprised of: Amedysis, Inc. (“AMED”), Addus Homecare Corporation (“ADUS”), Chemed Corporation (“CHE”), Encompass Health Corporation (“EHC”), LHC Group, Inc. (“LHCG”), Capital Senior Living Corporation (“CSU”), and Brookdale Senior Living, Inc. (“BKD”). The cumulative total stockholder return on the following graph is historical and is not necessarily indicative of future stock price performance. No cash dividends have been paid on our common stock.

$400
$350
$300
$250
$200
$150
$100
$50
10/01/2019
12/31/2019
03/31/2020
06/30/2020
09/30/2020
12/31/2020
PNTG
NASDAQ Composite
Peer Group

	10/1/2019	12/31/2019	3/31/2020	6/30/2020	9/30/2020	12/31/2020
PNTG	$100	$219	$94	$150	$256	$385
NASDAQ Composite	100	113	97	127	141	163
Peer Group	100	113	105	116	129	147

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2020, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Executive Compensation” section and the transactions described below.

Relationship between Ensign and Pennant

To govern our relationship after the Spin-Off, Ensign and Pennant entered into a Master Separation Agreement, a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement and certain real estate agreements. For a summary of the material terms of the foregoing agreements, see “Our Relationship with Ensign Following the Spin-Off.” Transactions pursuant to these agreements are pre-approved under our Related Person Transaction Policy.

Family Relationships

Mr. John J. Gochnour is the brother-in-law of Mr. Daniel H Walker. Mr. Gochnour has served as our Chief Operating Officer since October 1, 2019. See "Executive Officers" and "Executive Compensation" for further information regarding Mr. Gochnour.

Dr. Derrel V. Walker is the brother of Mr. Daniel H Walker. Dr. Walker serves as a Medical Director for our home health and hospice agency based in Boise, Idaho, and for Finding Home Medical Services, a wholly-owned subsidiary of Pennant that offers comprehensive mobile medical services to patients across the continuum of care settings. During the year ended December 31, 2020, Dr. Walker earned total compensation of $300,000.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, along with our Certificate of Incorporation and Bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Audit Committee does and will continue to review potential conflict of interest situations and any future proposed transaction or series of transactions with related persons on an ongoing basis, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 27, 2019, we adopted a written policy and set of procedures with respect to related person transactions (the “Related Person Transaction Policy”), which includes specific provisions for the approval of related person transactions. Pursuant to the Related Person Transaction Policy , a “related person transaction” is defined as a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest therein. Related person transactions include any existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated. The term “related person” under SEC rules means, at the applicable time, (a) any director or executive officer of the Company, (b) any nominee to the Board of Directors, (c) any beneficial owner of more than 5% of Pennant stock, and (d) any immediate family member (as defined by SEC rules) of any of those directors, executive officers, nominees, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with the Company).

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our Audit Committee, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions pursuant to the Related Person Transaction Policy, the Audit Committee, or its chair, shall consider all information that the Audit Committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the Audit Committee or its chair. Pursuant to the Related Person Transaction Policy, these facts and circumstances will typically include, but not be limited to: the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the Related Person Transaction Policy, no member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In accordance with the Related Person Transaction Policy, the Audit Committee has reviewed and approved the compensation payable to Mr. Gochnour and Dr. Walker. For additional information see “Certain Relationships and Related Party Transactions – Family Relationships” above.
OUR RELATIONSHIP WITH ENSIGN FOLLOWING THE SPIN-OFF

To govern our relationship with Ensign after the Spin-Off, we have entered into various agreements with Ensign, each of which has previously been filed with the SEC. The following is a summary of the material terms of those agreements. These summaries are qualified in their entirety by reference to the full text of the applicable agreements.

Master Separation Agreement
We entered into a Master Separation Agreement with Ensign prior to the distribution of shares of our common stock to Ensign stockholders. The Master Separation Agreement provides for the allocation of assets and liabilities between us and Ensign and establishes certain rights and obligations between the parties as further described below.

Transfer of Assets and Assumption of Liabilities. The Master Separation Agreement provides for certain transfers of assets and assumptions of liabilities that were necessary in connection with the Spin-Off so that each of Ensign and Pennant was allocated the assets necessary to operate its respective businesses and retained or assumed the liabilities allocated to it in accordance with the separation plan. The Master Separation Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between Ensign and Pennant.

Further Assurances. To the extent that any transfers of assets or assumptions of liabilities contemplated by the Master Separation Agreement were not consummated on or prior to the date of the Spin-Off, the parties agreed to reasonably cooperate with each other and use commercially reasonable efforts to effect such transfers or assumptions as promptly as reasonably practicable following the date of the Spin-Off. In addition, each of the parties agreed to reasonably cooperate with the other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Master Separation Agreement and the ancillary agreements.

Representations and Warranties. In general, neither we nor Ensign made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may have been required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents, or any other matters.

Except as expressly set forth in the Master Separation Agreement or in any ancillary agreement, all assets were transferred on an “as is, where is” basis.

Release of Claims and Indemnification. We and Ensign agreed to broad mutual general releases pursuant to which we each released the other and certain related persons specified in the Master Separation Agreement from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or alleged to occur or to have failed to occur or any conditions existing or alleged to exist at or prior to the time of the distribution. These mutual general releases are subject to certain exceptions set forth in the Master Separation Agreement and the ancillary agreements.

The Master Separation Agreement provides for cross-indemnities that, except as otherwise provided in the Master Separation Agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us, and financial responsibility for the obligations and liabilities of Ensign’s business with Ensign.

The amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds actually received by the party being indemnified. The Master Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes are governed solely by the tax matters agreement.

Insurance. The Master Separation Agreement provides for the allocation among the parties of benefits under existing insurance policies for occurrences prior to the Spin-Off and sets forth procedures for the administration of insured claims. The Master Separation Agreement allocates among the parties the right to proceeds and the obligation to incur deductibles under certain insurance policies.

Other Matters Governed by the Master Separation Agreement. Other matters governed by the Master Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees, similar credit support and procedures for resolution of any dispute that may arise thereunder.

Transition Services Agreement
We entered into a Transition Services Agreement with Ensign under which Ensign provides us with certain services, and we provide Ensign with certain services, for a prescribed period of time, subject to extension upon the agreement of the parties, following the Spin-Off to help ensure an orderly transition following the Spin-Off.

Ensign has agreed to provide us under the Transition Services Agreement and we have agreed to provide Ensign certain finance, information technology, human resources, employee benefits and other services. The recipient of any such services used pays the provider for such services at agreed amounts as set forth in the Transition Services Agreement. In addition, from time to time during the term of the agreement, we and Ensign may mutually agree on additional services to be provided pursuant to the Transition Services Agreement or to cease provision of any services that are no longer required. We and Ensign agreed to use commercially reasonable efforts to provide each other such services in a manner, scope, nature, timeliness and quality consistent with the manner, scope, nature, timeliness and quality consistent with such services as was provided prior to the Spin-Off. No member of the service-providing party’s group, any director, officer, manager, employee or agent will be liable to the service-receiving party and the service-providing party’s total liability to the service-receiving party for any claim will not exceed, in the aggregate, an amount equal to the total amount paid by the service-receiving party for such service.

Tax Matters Agreement
We entered into a Tax Matters Agreement with Ensign that governs the respective rights, responsibilities and obligations of Ensign and us following the Spin-Off with respect to tax liabilities and benefits, tax attributes, tax returns, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. As a subsidiary of Ensign, we previously had, and continue to have following the Spin-Off, joint and several liability with Ensign to the IRS for the combined U.S. federal income taxes of the Ensign consolidated group relating to the taxable periods in which we were part of that group. However, the Tax Matters Agreement specifies the portion of this tax liability for which we will bear responsibility, and we and Ensign each agreed to indemnify each other against any amounts for which such indemnified party is not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the Spin-Off or any other related transaction is not completely tax-free. The Tax Matters Agreement provides for certain covenants that may restrict our ability to pursue strategic or other transactions that otherwise could optimize or maximize the value of our business. Although valid as between the parties, the Tax Matters Agreement will not be binding on the IRS.

Employee Matters Agreement
We entered into an Employee Matters Agreement with Ensign that governs the respective rights, responsibilities and obligations of Ensign and us following the Spin-Off. The Employee Matters Agreement addresses the allocation of employees between Ensign and us, qualified defined contribution plans, employee health and welfare benefit plans, incentive plans, equity-based awards and other employment, compensation and benefits-related matters. The Employee Matters Agreement provides for, among other things, the allocation and treatment of assets and liabilities related to incentive plans, retirement plans and employee health and welfare benefit plans in which transferred employees participated prior to the Spin-Off. The Employee Matters Agreement also provides for the treatment of outstanding Ensign equity awards in connection with the Spin-Off. Following the Spin-Off, employees of our subsidiaries continued to participate in Ensign’s health and welfare benefit plans through the end of 2019, and we have subsequently established plans or programs for our employees as described in the Employee Matters Agreement.
Real Estate Agreements
Owned real property and leased space were allocated at the time of the Spin-Off to Ensign or us, as the case may be, in a manner that was consistent with the different business uses and needs of Ensign and us. To the extent that the desired allocation is not legally possible, owned property or leased space needs to be shared by Ensign and us or services will be provided by one of the companies to the other in respect of any owned property or leased space, we entered into lease agreements with Ensign governing the respective parties’ rights and obligations with respect to any such shared space or services provided.
Ensign Pennant Care Continuum
Subsidiaries of Ensign and Pennant may opt in to a voluntary joint post-acute care preferred provider network called the Ensign Pennant Care Continuum (the “EPCC”). The EPCC allows participants to collaborate together to (i) enhance voluntary transitions between clinical care settings, (ii) establish methodologies and protections for operational data sharing and (iii) formalize guiding principles for the mutually beneficial collaboration on acquisitions and ancillary business opportunities.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Stockholder proposals that are intended to be presented at our Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must, in accordance with the requirements of Rule 14a-8 under the Exchange Act, be received by us no later than December 14, 2021, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal or a nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the meeting, whichever occurs first. In other words, for a stockholder proposal or a nomination for director to be considered at the 2022 annual meeting of stockholders, it should be properly submitted no earlier than February 24, 2022, and no later than March 26, 2022.

Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON FEBRUARY 24, 2021, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. DEREK J. BUNKER, SECRETARY, THE PENNANT GROUP, INC., 1675 E. RIVERSIDE DRIVE, SUITE 150, EAGLE, IDAHO 83616. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2020 Annual Report on Form 10-K to stockholders and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals set forth in our annual Global Social Impact Report. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROXY
THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616
ANNUAL MEETING OF STOCKHOLDERS, TUESDAY MAY 25, 2021
(This Proxy is Solicited on Behalf of the Board of Directors)
The undersigned hereby appoints Jennifer L. Freeman and Derek J. Bunker, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Pennant Group, Inc. ("Pennant"), held of record by the undersigned on April 1, 2021 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m., Mountain Time on Tuesday, May 25, 2021, at the Service Center, 1675 E. Riverside Dr., Suite 150, Eagle, Idaho 83616, and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (208) 506-6100. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2020 which were furnished with this proxy.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON May 25, 2021:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Class II director nominees listed in Proposal 1 and FOR Proposal 2.
[voting boxes to be updated based on proxy card]

1	ELECTION OF CLASS II DIRECTORS as follows:

	For All		Withhold All	For all except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
	☐		☐	☐

		01)	Roderic E. Lewis
		02)	Scott E. Lamb
		03)	Barry M. Smith

2	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.
	For	Against	Abstain
	☐	☐	☐

NOTE:	In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature	Date	Signature	Date

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.